Exhibit 10.4

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), made as of October 27, 2008 by and between ICT GROUP, INC., a Pennsylvania corporation (hereinafter called “Company”), and John L. Magee, an individual (hereinafter called “Employee”).

WITNESSETH

Employee is currently employed by Company and Company wishes to continue to employ Employee, and Employee wishes to continue to be in the employ of Company, on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Employee agree as follows:

1. Employment. Company hereby employs Employee as President and Chief Operating Officer, North America, and Employee hereby accepts employment by Company upon the terms, conditions and restrictions contained in this Agreement.

2. Duties and Responsibilities.

(a) Employee agrees to assume such duties and responsibilities associated with the position indicated above, and as may be assigned to Employee by the Chief Executive Officer or President of the Company from time to time; provided, however, that such duties and responsibilities may be modified at the discretion of the Chief Executive Officer or the President. Employee shall perform any other duties reasonably required by Company and, if requested by Company, shall serve as an officer or director of Company or any of its affiliates without additional compensation.

(b) Throughout the term of this Agreement, Employee shall devote his entire working time, energy, skill and best efforts to the performance of his duties hereunder in a manner, which will faithfully and diligently further the business and interest of Company. During the term of this Agreement, Employee may not, directly or indirectly, do any work for any other company; provided, however, that it shall not be a violation of this Agreement for Employee to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, (iii) manage personal investments, or (iv) engage in activities permitted by the policies of Company or as specifically permitted by Company, so long as such activities do not significantly interfere with the full time performance of Employee’s responsibilities in accordance with this Agreement.

3. Term. This Agreement shall commence on October 27, 2008 and shall end when terminated as hereinafter provided.

4. Compensation.

(a) For all of the service rendered by Employee to Company, Employee shall receive a gross annual base salary of $371,000, less taxes and other deductions required by law, payable in reasonable periodic installments in accordance with Company’s regular payroll practices in effect from time to time. Employee’s salary shall be reviewed by Company annually pursuant to Company’s normal performance review policies for executive officers; provided that no provision of this Agreement shall prohibit a reduction in the Employee’s salary as part of an across the board reduction in the base salaries of executive officers generally, so long as such reduction applies on substantially the same percentage basis to all executive officers of Company generally.

(b) In addition to Employee’s base salary, Company may pay Employee from time to time such bonuses or other additional compensation as Company may determine in its sole discretion. The bonus (if any) shall be paid in accordance with the terms of the respective plan, but prior to March 15 of the calendar year following the calendar year in which the bonus is earned.

(c) Throughout the term of this Agreement, Employee shall be eligible to participate in Company’s insurance and other benefit plans and programs subject to their terms, conditions and restrictions. Nothing herein shall preclude Company from modifying or terminating any insurance or other benefit plan or program.

(d) Employee shall accrue vacation pay at a rate of 2.25 days per full-month of employment, which may be adjusted in accordance with Company’s vacation, holiday and other pay-for-time-not worked policies.

(e) Employee will not receive any remuneration or any other benefit from any client or any other company or individual in connection with any transaction in which Company is involved, directly or indirectly. Nor will Employee assign or give any part of the compensation which he receives from Company to any other employee, agent or representative of Company, to any client or any of its employees, agents or representatives, or to any other person or entity involved, directly or indirectly, with Company.

5. Expenses. Company will reimburse Employee for all reasonable expenses incurred by Employee in connection with the performance of Employee’s duties hereunder upon receipt of vouchers therefore satisfactory to Company and in accordance with Company’s regular reimbursement procedures and practices in effect from time to time.

6. Post-Termination Payments.

(a) If Employee is terminated by Company pursuant to Paragraph 10 hereof, Company shall pay to Employee a monthly severance payment in an amount equal to Employee’s monthly salary at the time of termination, less taxes and other deductions required by law, for eighteen (18) months (hereinafter called the “Severance Period”), beginning on the first payroll date after the expiration of the thirty (30)-day period following the date of Employee’s termination of employment and each payroll date thereafter until fully paid, in accordance with Company’s regular payroll practices; provided that Employee signs and does not revoke at the time of termination of employment a General Release satisfactory to Company of any and all claims which Employee may have arising out of or relating to Employee’s employment with and/or termination of employment with Company.

If Employee is terminated for an Inability pursuant to Paragraph 7 hereof and such Inability constitutes a disability, company shall pay to Employee, during the Severance Period, the difference between Employee’s base salary and any disability payments he receives during such period under the Company’s short and long term disability plans, as applicable.

In addition, if Employee is terminated (i) for any reason other than for Cause under Paragraph 9 hereof or (ii) for an Inability under Paragraph 7 hereof which does not qualify Employee for coverage under Company’s applicable long-term disability policy, Company shall maintain Employee in its group health plan on the same basis as if Employee had remained employed by Company during the Severance Period, for the duration of the Severance Period or until Employee becomes covered under another group health plan, whichever occurs first; provided, that in order to receive such continued coverage, Employee shall be required to pay to Company at the same time that premium payments are due for the month an amount equal to the full monthly premium payments required for such coverage and Company shall reimburse to Employee the amount of such monthly premium, less the amount that Employee was required to pay for such coverage immediately prior to Employee’s date of termination of employment, (the “Health Payment”) no later than the next payroll date of Company that occurs after the date the premium for the month is paid by Employee. In addition, on each date on which the monthly Health Payments are made, Company shall pay to Employee an additional amount equal to the federal, state and local income and payroll taxes that Employee incurs on each monthly Health Payment (the “Health Gross-up Payment on Covered Termination”). The Health Payment and the Health Gross-up Payment on Covered Termination shall be reimbursed to Employee in a manner that complies with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv). The COBRA healthcare continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) shall run concurrently with the foregoing Severance Period.

(b) Employee shall make reasonable efforts to obtain replacement income (through employment and other sources) during the period in which Employee receives post-termination payments from Company.

(c) Company’s obligation to make post – termination payments pursuant to Paragraph 6(a) shall be offset by any compensation earned by Employee, as an employee, consultant, independent contractor or otherwise, during the period in which Employee receives such post-termination payments. Employee shall report any such compensation to the Company and shall respond to inquiries by the Company concerning such compensation.

(d) Company’s obligations under Paragraph 6(a) shall cease in the event Employee fails to comply with paragraphs 6(b) or 6(c) of this Agreement or in the event Employee breaches any of the restrictions or obligations set forth in Paragraphs 14 and 15 of this Agreement.

7. Inability. If Employee is unable to perform the essential functions of his job, with or without reasonable accommodations, for whatever reason, for a period of thirteen (13) consecutive weeks or for a cumulative period of nineteen (19) weeks during any twelve-month period, Company shall have the right to terminate Employee’s employment, subject to the Americans with Disabilities Act or other applicable law, in which event Company shall have no further obligations or liabilities hereunder after the date of such termination except as otherwise provided in Paragraph 6(a) hereof. The termination of Employee’s employment with Company pursuant to this Paragraph shall not release Employee from Employee’s obligations and restrictions under Paragraphs 14 and 15 of this Agreement.

8. Death. If Employee dies, Company shall have no further obligations or liabilities under this Agreement to Employee’s estate or legal representative or otherwise after the date of his death; provided however, that Employee’s rights under employee benefit plans or equity plans shall be determined by the terms of those plans.

9. Discharge for Cause. Company may discharge Employee at any time for “Cause,” which shall mean any of the following grounds for termination of Employee’s employment listed herein, which is not cured by Employee within the 30 day period following written notice from the Board of Directors of the specific grounds that could result in a termination for “Cause;” provided that Employee shall only have an opportunity to cure a failure to the extent the failure is curable, as determined by the Board of Directors in its sole discretion: (i) Employee’s willful misconduct, fraud, misappropriation, embezzlement, gross negligence, self-dealing, dishonesty, misrepresentation, or conviction of a crime of moral turpitude, (ii) willful and repeated failure to comply with the lawful directives of the Board of Directors or any supervisory personnel; or (iii) Employee’s material breach or violation of any provision of this Agreement or other written agreement with Company or Company’s applicable code of conduct or employment policy (or other document of comparable intent). In the event Company terminates Employee’s employment for Cause, Company shall have no further obligations or liabilities to Employee after the date of such discharge. The termination of Employee’s employment with Company pursuant to this Paragraph shall not release Employee from Employee’s obligations and restrictions under Paragraphs 14 and 15 of this Agreement.

10. Discharge Not for Cause. Notwithstanding any other provision of this Agreement, Company may discharge Employee at any time without cause by providing Employee with 30 days written notice, which notice Company may waive, in whole or in part, in its sole discretion, by paying Employee for such 30 days. Upon termination of Employee pursuant to this Paragraph 10, Company shall be obligated to provide Employee with post-termination payments in accordance with Paragraph 6, but shall have no further obligations or liabilities to Employee after the date of his termination. The termination of Employee’s employment with Company pursuant to this Paragraph 10 shall not release Employee from Employee’s obligations and restrictions under Paragraphs 14 and 15 of this Agreement.

11. Termination by Employee.

(a) Employee may terminate Employee’s employment under this Agreement at any time by providing Company with 30 days written notice, which notice Company may waive, in whole or in part, in its sole discretion, by paying Employee for such 30 days. In the event Employee terminates Employee’s employment under this Paragraph 11(a), Company shall have no further obligations or liabilities to Employee after the date of his termination.

(b) In addition, provided a Change of Control of the Company (as defined below) has not occurred, Employee may resign at any time for Good Cause (as defined herein) by notifying Company in writing of his intention to resign for Good Cause and by giving Company thirty (30) days to remedy the situation. If Company has failed to remedy the situation within such a thirty (30) day period, Employee may resign for Good Cause and the Company shall pay him the post-termination payments in accordance with Paragraph 6 hereof. For the purpose of resignation of Employee pursuant to the terms of this Paragraph 11(b) only, “Good Cause” shall mean any one or more of the following:

(i) a breach by Company of any of its material obligations under this Agreement if Employee has given Company prior written notice thereof and a reasonable opportunity to correct and/or remedy the breach and Company has failed to do so, and

(ii) Company, without Cause (as defined in Paragraph 9 hereof) to terminate Employee or without the occurrence of an Inability under Paragraph 7 hereof, (x) materially diminishes Employee’s duties or responsibilities under this Agreement of (y) removes him from the position of President and Chief Operating Officer, North America unless in either case such action had been taken with the prior approval of the Company’s Chief Executive Officer.

(c) Notwithstanding Paragraph 11(a) above, Employee may initiate a termination of Employee’s employment under this Agreement for Good Reason (as defined herein) following a Change of Control of the Company (as defined below) by providing Company with 30 days written notice of such resignation. As used herein, “Good Reason” shall mean, with respect to Employee, without Employee’s consent, (i) a material diminution in Employee’s base compensation; (ii) a material diminution in Employee’s authority, duties or responsibilities; (iii) a material change in the geographic location at which Employee must perform services (which, for purposes of this Agreement, means relocation of Employee’s principal place of business that results in a commute of fifty (50) miles or more); or (iv) any other action or inaction that constitutes a material breach by Company (or a successor thereto) of the Agreement; provided that for any of the foregoing to constitute “Good Reason” Employee must object in writing to Company (or a successor thereto) within 30 days following initial discovery of its occurrence or proposed occurrence, and which action is not then rescinded or otherwise remedied by Company (or a successor thereto) within 30 days after delivery of such notice, and Employee must terminate employment with the Company (or a successor thereto) within two (2) years following the initial occurrence of the event that constitutes Good Reason.

(d) The termination of Employee’s employment with Company pursuant to any portion of this Paragraph 11 shall not release Employee from Employee’s obligations and restrictions under Paragraphs 14 and 15 of this Agreement.

12. Termination In Connection With A Change Of Control. Notwithstanding any provision to the contrary in Paragraph 6(a) above, if Employee is terminated by Company pursuant to Paragraph 10 above or if Employee resigns pursuant to Paragraph 11(c) above within the eighteen (18) month period following a Change of Control (as defined in Company’s 2006 Equity Compensation Plan, as in effect on the date hereof and as it may be amended from time to time, or in any successor plan of comparable intent) (the “Change of Control Severance Period”), Company shall pay to Employee a lump sum severance payment in an amount equal to 1.33 times the severance payment that Employee would receive under Paragraph 6(a) above had Employee’s employment been terminated by Company for any reason other than Cause, less applicable taxes and other deductions required by law, within 30 days following Employee’s date of termination of employment; provided, that Employee executes and does not revoke at the time of Employee’s termination of employment a General Release satisfactory to Company of any and all claims which Employee may have arising out of or relating to Employee’s employment with Company and/or termination thereof. To the extent any portion of the severance payment payable under this Paragraph 12 is deemed as deferred compensation, Company shall pay such portion in a lump sum as described in this Paragraph 12 if the Change of Control meets the definition of a “change in control event” within the meaning of section 409A of the Code, but in the form of installments as described in Paragraph 6 above if the Change of Control does not meet the definition of a “change in control event” within the meaning of section 409A of the Code. In addition, Company shall maintain Employee in its group health plan on the same basis as if Employee had remained employed by Company during the Change of Control Severance Period for the duration of the Change of Control Severance Period or until Employee becomes covered under another group health plan, whichever occurs first; provided, that in order to receive such continued coverage, Employee shall be required to pay to Company at the same time that premium payments are due for the month an amount equal to the full monthly premium payments required for such coverage and Company shall reimburse to Employee the Health Payment no later than the next payroll date of

Company that occurs after the date the premium for the month is paid by Employee. In addition, on each date on which the monthly Health Payments are made, Company shall pay to Employee an additional amount equal to the federal, state and local income and payroll taxes that Employee incurs on each monthly Health Payment (the “Health Gross-up Payment on Change of Control Termination”). The Health Payment and the Health Gross-up Payment on Change of Control Termination shall be reimbursed to Employee in a manner that complies with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv). The COBRA healthcare continuation coverage period under section 4980B of the Code shall run concurrently with the foregoing Change of Control Severance Period.

13. Upon a Change of Control. Notwithstanding any provision to the contrary in any applicable plan, program or agreement (including this Agreement), upon the occurrence of a Change of Control during the term of this Agreement, all outstanding equity rights held by Employee as of the date of the Change of Control will become fully vested and/or exercisable, as the case may be, on the date on which the Change of Control occurs.

14. Company Property.

(a) All advertising, sales, manufacturers’ and other materials or articles or information, including without limitation data processing reports, client sales analyses, invoices, price lists or information, samples or any other materials or data of any kind furnished to Employee by Company or developed by Employee on behalf of Company or at Company’s direction or for Company’s use or otherwise in connection with Employee’s employment hereunder, are and shall remain the sole and confidential property of Company.

(b) Immediately upon termination of Employee’s employment, whether by Employee or Company, whether during the term of this Agreement, upon its expiration or subsequent to its expiration, Employee shall deliver to Company, all Company property (for example, keys and credit cards) and all documents, books, records, lists and other documents relating to Company’s business, regardless of where or by whom said writings were kept or prepared, retaining no copies.

(c) In the event Employee receives notice from Company that his employment is or will be terminated or Employee provides Company with notice of his intent to resign, within five (5) days of receiving or providing such notice, and thereafter as may be requested by Company, Employee shall provide Company with a list of all clients and potential clients with whom he is working and/or negotiating and a summary of the status of each matter with which he is involved, directly or indirectly.

15. Restrictive Covenants, Trade Secrets, Etc.

(a) For a period of one (1) year after the termination of his employment with Company, for any reason whatsoever, whether during the term of this Agreement, upon its expiration or subsequent to its expiration, whether by Employee or Company, Employee shall not for his own benefit or for the benefit of any third party, directly or indirectly, in any capacity, participate in any of the following activities: (i) hire or do any business with any employee of Company or otherwise induce or attempt to influence any employee of Company to terminate his or her employment with Company; (ii) divert, solicit, or do any business with any current, former (within two (2) years of the date of termination), or potential (engaged in discussion with Company as of the date of termination) client of Company; or (iii) cause or attempt to cause any current, former, or potential client to refrain from doing business with Company. In light of the fact that the clients of Company will be engaged in operations worldwide and Company will be contacting potential customers for its clients throughout the world, the restrictions set forth in this Paragraph 15(a) shall apply worldwide.

(b) During the term of this Agreement and at all times thereafter, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Company, any material referred to in Paragraph 14 above or any information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by Company or any names and addresses of clients or customers or any data on or relating to past, present or prospective clients or customers or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Employee or learned or acquired by Employee while in the employ of Company.

(c) Any and all writing, inventions, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Company. Employee shall make full disclosure to Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company. Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and other aid and assist Company so that Company can prepare and present applications for copyright or Letters Patent therefore and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques, except that Company shall reimburse Employee for any expenses which Employee may incur in vesting absolute title thereto in Company.

(d) During the term of this Agreement and at all times thereafter, Employee shall not disparage or subvert Company, or make any statement reflecting negatively on Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of Company, Employee’s employment and the termination of Employee’s employment, irrespective of the truthfulness or falsity of such statement.

(e) Employee acknowledges that the restrictions contained in the foregoing subparagraphs (a), (b), (c), and (d) in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, and that any violation thereof would result in irreparable injuries to Company, and Employee therefore acknowledges that, in the event of his violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

(f) Employee agrees that if any or any portion of the foregoing covenants or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants shall not be affected and the remaining covenant or covenants shall then be given full force and effect without regard to the invalid or unenforceable portion(s). If the covenant is held to be unenforceable because of the area covered, the duration thereof or the scope thereof, Employee agrees that the court making such determination shall have the power to reduce the area and/or the duration and/or scope thereof, and the covenant shall then be enforceable in its reduced form.

(g) If Employee violates any of the restrictions contained in the foregoing subparagraph (a), the restrictive period shall not run in favor of Employee from the time of the commencement of any violation until such time as the violation shall be cured by Employee to the satisfaction of Company.

16. Prior Agreements. Employee represents to Company (a) that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder; (b) there are no agreements, restrictions or understandings whatsoever to which Employee is a party which place any limitations as to the companies or individuals with whom he may do business; (c) that his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party and by which he is bound; and (d) that he is free and able to execute this Agreement and to enter into employment by Company.

17. Employee Obligations Upon Termination. For the duration of Employee’s obligations under Section 15(a) of this Agreement (as the same may be extended pursuant to Section 15(g) of this Agreement), Employee shall (a) provide a complete copy of this Agreement to any person, entity or association engaged in a business which competes with the Company and with whom or which Employee proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement of any such relationship and (b) shall notify Company of the name and address of any such person, entity or association prior to the commencement of such relationship.

18. Miscellaneous.

(a) Clawback Provision. Notwithstanding any provision to the contrary herein, in the Company’s 2006 Equity Compensation Plan or in any applicable grant agreement, in addition to other remedies described in this Agreement, if at any time Employee breaches any provisions of Paragraphs 14, 16 or 17, or breaches any provision of Sections 15(a), 15(b), 15(c), 15(e), 15(f), or materially breaches any provision of Section 15(d) or otherwise engages in activities or conduct that constitutes Cause, all outstanding unvested and unexercised equity rights (including, but not limited to, stock options, restricted stock, and restricted stock units) held by Employee as of such date shall terminate, and Company may rescind (i) the exercise and/or vesting of any equity right and the delivery of shares of the Company’s common stock upon such exercise or vesting (the “Shares”) and (ii) the payment of any bonus or incentive compensation amounts provided to Employee, in either case, within one year after Employee breaches such provisions or engages in such activity or conduct. For purposes of this Paragraph 18, the term “Shares” shall include without limitation any shares or other property received by Employee with respect to the shares covered by Employee’s equity rights as a result of a stock split or other similar transaction. In the event of any such rescission, Employee shall return to Company the amount of any bonus or incentive compensation and the Shares received upon the exercise or vesting of Employee’s equity rights, or if Employee no longer owns the Shares, Employee shall pay to Company the amount of any gain realized or payment received as a result of any sale or other disposition of the Shares (or, in the event Employee transfers the Shares by gift or otherwise without consideration, the fair market value of the Shares on the date of the breach or activity or conduct), net of the price originally paid by Employee for the Shares. The payment shall be made in such manner and on such terms and conditions as may be required by Company. Company shall be entitled to set off against the amount of any such payment any amounts otherwise owed to Employee by Company.

(b) Waiver. The waiver by Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by Company’s Chief Executive Officer.

(c) Controlling Law. This Agreement and all questions relating to validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(d) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed in the case of Company, to its Chief Executive Officer at its principal place of business, and in case of Employee, to his home address.

(e) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns and shall be binding upon Employee, his heirs and legal representatives.

(f) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

(g) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(h) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. The express terms hereof control and supersede any course of performance an/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing and signed by the Company’s Chief Executive Officer and Employee.

(i) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(j) Survival. The covenants contained in Paragraphs 14, 15 and 17 shall survive the expiration of this Agreement and the termination of Employee’s employment.

(k) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

(l) Benefits of Agreement; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Employee. Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Company would be required to perform if no such succession had taken place and Employee agrees that the provisions hereof, including but not limited to those under Paragraphs 14, 15, 16 and 17 will continue to apply in favor of such successor.

(m) Remedies Cumulative. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.

(n) Withholding. All payments under this Agreement shall be subject to applicable tax withholding, and Company shall withhold from any payments under this Agreement all federal, state and local taxes as Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Employee shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

(o) Section 409A of the Code.

(i) This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Employee, directly or indirectly, designate the calendar year of payment.

(ii) All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(iii) To the maximum extent permitted under section 409A of the Code, the cash severance payments payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. § 1.409A-1((b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to Employee during the six month period following Employee’s date of termination of employment that does not qualify within either of the foregoing exceptions from being deemed as deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of Employee’s termination of employment, Employee is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of Company in accordance with Company’s specified employee determination policy), then Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6)-month period following Employee’s “separation from service” with Company (as defined under section 409A of the Code) for six (6) months following Employee’s “separation from service” with Company. The Excess Amount shall be paid in a lump sum to Employee within 30 days following the date that is six (6) months following Employee’s “separation from service” with Company. If Employee dies during the postponement period prior to the payment of the Excess Amount, the Excess Amount shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement in Newtown, Pennsylvania on the date first above written.

ICT GROUP, INC.

By:	/s/ John J. Brennan	/s/ John L. Magee
	John J. Brennan	John L. Magee

	October 27, 2008	October 27, 2008
	Date	Date

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